March 30, 1999, Tuesday

HEADLINE:  Beyond.com Completes Acquisition of BUYDIRECT.COM

DATELINE:  SUNNYVALE, Calif.

BODY:

     March 30, 1999--Internet software superstore Beyond.com(TM) (Nasdaq: BYND) today announced that it has completed its acquisition of BUYDIRECT.COM, a leading online software retailer.

     The stockholders of BUYDIRECT.COM approved the transaction by written consent on March 29, 1999. Under terms of the agreement, Beyond.com acquired all of the outstanding stock of BUYDIRECT.COM in exchange for approximately 5.4 million shares of Beyond.com common stock valued at approximately $123 million, as of March 29.

     Beyond.com gains more than 200,000 new customers from BUYDIRECT.COM, a talented pool of experienced engineers, leading proprietary digital download technology, and key additional portal, content and broadband partnerships.

-- Beyond.com adds an exclusive software retailing relationship with @ Home Network, the leading provider of broadband Internet access via the cable infrastructure as well as a strategic alliance with XOOM.com, one of the industry's leading Internet-based direct marketers.

-- Beyond.com adds the Internet's premier technology content providers, CNET and ZDNet, to its stable of partners.
     BUYDIRECT.COM recently signed an agreement with ZDNet to become the principal online software retailer in ZDNet's sites. As part of that agreement, BUYDIRECT.COM will have significant promotion and media on the ZDNet site.

-- Beyond.com gains additional engineering expertise in electronic software distribution, giving the company one of the industry's largest pools of engineers with digital downloading experience. The acquisition also provides Beyond.com with a strong customer base in the small office/home office market segment, complementing Beyond.com's customers in the consumer, government agency and large corporate enterprise markets.

     Mark Breier will remain Beyond.com's president and chief executive officer, and Michael Praisner will continue to serve as chief financial officer of the

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new company. Bong Suh, who had been chief executive officer of BUYDIRECT.COM, becomes vice president of corporate development for Beyond.com, focusing on developing additional large-scale partnerships. William Headapohl, who had been president and chief operating officer of BUYDIRECT.COM, becomes vice president of software and digital delivery for Beyond.com, working to further extend Beyond.com's leadership position in digital downloading technology.

About Beyond.com

     Beyond.com sells commercial, off-the-shelf software to the government enterprise, corporate and consumer markets, offering its customers a better place to buy software. Visitors to the company's online store http://www.beyond.com can enjoy a comprehensive selection of software backed by customer service and competitive pricing. Approximately 44,000 software stock-keeping units (SKUs) are available for online purchase with 5,600 SKUs available for immediate, electronic delivery, including software from such major publishers as Adobe, IBM/Lotus, Microsoft, Sun Microsystems and Symantec.

     The company has established strategic marketing alliances with @ Home Network, America Online, Inc., CNET, Excite, Inc., Microsoft Corporation, Netscape Communications Corporation, XOOM.com, Yahoo! and ZDNet. Additionally, Beyond.com offers publishers transaction processing, physical and electronic order fulfillment, customer support, site design consultation, marketing support and reporting.

     The company has applied for federal registration of the marks BEYOND.COM and BEYOND DOT COM. Beyond.com Corporation trades on the Nasdaq National Market under the symbol ("BYND"). More information on the company can be found in the company's filings with the Securities and Exchange Commission ("SEC").

     To the extent that this news release discusses Beyond.com's expectations about plans to grow the company's revenue or customer base, or improve the company's digital downloading capabilities as a result of its acquisiton of BUYDIRECT.COM, these statements are forward-looking within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results of the proposed acquisition may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in assimilation of operations, personnel, technologies and products of the acquired company, diversion of management's, attention from other business concerns, competitive response, and a downturn in the software reseller industry. Other factors that could affect subsequent periods include: Reductions in or cancellations of customer orders, changes in relationships with software suppliers, changes in relationships with strategic partners, changes in the product mix sold by the company, competition from other online software resellers or publishers, inability to raise sufficient capital on satisfactory terms, or at all, and other factors described in the company's filings with the SEC. Beyond.com news and product/service information is available at the company's World Wide Web site located at http://www.beyond.com.

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CONTACT:  Beyond.com

               Michael Praisner, 408/616-4200 (Chief Financial Officer) Laura Fulda, 408/616-4328 (Director, Investor Relations)